EXHIBIT 21

                            LIST OF SUBSIDIARIES


UPPCO incorporated in 1947 under the laws of the State of Michigan doing business under the same name.

UPBDC incorporated in 1989 under the laws of the State of Michigan doing business under the same name.

PENVEST incorporated in 1995 under the laws of the State of Michigan doing business under the same name.